UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Materials Pursuant to §240.14a-12

EA Series Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

LIVE OR VOICEMAIL SCRIPT FOR CALLS BY BRIDGEWAY TEAM MEMBERS

Hi! This is [YOUR NAME] from Bridgeway.

1.	We have the privilege of managing your assets in the Blue Chip Fund, and we are very appreciative of the trust you have placed in us. We are fellow investors with you.

2.	I’m calling because we need your help. We need your VOTE to convert the Blue Chip Mutual Fund to an ETF. The Board is recommending that shareholders vote “FOR” the proposal.

3.	You are a significant shareholder, and your vote is critical. We hope you recently received proxy voting materials from Bridgeway. If you have not yet cast your important vote, please do so today.

4.	I must admit that I usually ignore or throw these away myself, but we really need your VOTE on this one. Even if you can’t find your proxy card, you may vote by phone with a proxy representative by calling toll-free 1-866-828-6951. Representatives are available Monday through Friday from 8 a.m. to 9 p.m. Central time.

5.	Voting is easy and will save the expense of additional mailings and phone calls. We expect it will take less than 5 minutes of your time, and we really think this will benefit you and all of our fellow shareholders. Until you cast your vote, you may get calls from AST, who is working on behalf of Bridgeway Funds to get this important VOTE.

FAQ FOR BRIDGEWAY CALLERS

1.	If questions, don’t be afraid to say: I’m not 100% sure. Can I get back to you via telephone or email? Ask for email address if they want that.

2.	If about their investments or service, either transfer or give the number to Bridgeway Funds 1 800 661 3500 or funds@bridgeway.com

3.	See sample Proxy Card to answer other questions.

4.	Why is this in the best interest of shareholders? Pages 14-15 (page 19 in the pdf) of the online proxy materials explain the Board’s Reasons for the Reorganization including: identical objectives, same portfolio management team, same expenses, substantially similar risks, tax-free reorganization, potential benefits including operational efficiencies that could lead to lower future expenses for shareholders, benefits of ETF structure including transparency and tax advantages. For more information, please refer to the proxy statement, which can be found at https://vote.proxyonline.com/bridgeway/docs/bluechip2022.pdf

Note to Bridgeway caller: Many FAQ are here but you can just ask to get back to them and pull in another Bridgeway Partner to help.